Exhibit 10.1
NINTH AMENDMENT TO CREDIT AGREEMENT
          THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 23, 2011, by and among WELLS FARGO CAPITAL FINANCE, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company, as the arranger and administrative agent (“Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto and REALPAGE, INC., a Delaware corporation (the “Borrower”).
          WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of September 3, 2009 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”); and
          WHEREAS, Borrower has requested that Agent and the Lenders amend the Credit Agreement in certain respects as set forth herein, and Agent and the Lenders have agreed to the foregoing, on the terms and conditions set forth herein.
          NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
          2. Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 6 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 5 below, the Credit Agreement is hereby amended as follows:
          (a) Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time and (ii) the Credit Amount at such time less the sum of (A) the Letter of Credit Usage at such time, plus (B) the outstanding principal balance of the Term Loan at such time.
          (b) Section 2.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right with 7 days’ prior written notice to Borrower to establish reserves against the Credit Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including Bank Product Reserves and reserves with respect to (i) sums that Borrower or its Subsidiaries are required to pay under any Section of this

Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.
          (c) Section 2.4(e)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (i) Credit Amount. If, at any time, (A) the sum of the outstanding principal balance of the Term Loan on such date plus the Revolver Usage on such date exceeds (B) the Credit Amount (such excess being referred to as the “Credit Amount Excess”), then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the Credit Amount Excess.
          (d) The first paragraph of Section 2.11(a) is hereby amended and restated in its entirety as follows:
     (a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer, as Issuing Lender’s agent, to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will obligate itself to reimburse such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrower that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrower or its Subsidiaries in respect of (1) a lease of real property, or (2) an employment contract. Borrower agrees that this Agreement (along with the terms of the applicable application) will govern each Letter of Credit and its issuance. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
     (i) [intentionally omitted]
     (ii) the Letter of Credit Usage would exceed the Credit Amount at such time less the sum of the outstanding principal balance of the Term Loan and the outstanding amount of Advances at such time, or
     (iii) the Letter of Credit Usage would exceed $10,000,000, or
     (iv) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of (A) the Bank Product Reserves, and (B) the outstanding amount of Advances.
          (e) Section 7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (a) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, of not less than 1.25:1.00 for the 12 month period ending on the last day of each fiscal quarter of Borrower and its Subsidiaries.
          (f) Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (b) Senior Leverage Ratio. Have a Senior Leverage Ratio, measured on a fiscal quarter-end basis, of not greater than 2.75:1.00 on the last day of each fiscal quarter of Borrower and its Subsidiaries.
          (g) Section 8.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

     8.13 If Excess Availability plus Qualified Cash does not exceed $15,000,000 both immediately before and immediately after giving effect to any cash payment in respect of any Holdback, any cash payment in respect of the Level 1 Holdback or any cash payment in respect of any Earn-out.
          (h) Section 14.1(a)(xi) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     (xi) change the definition of Credit Amount or any of the defined terms that are used in such definition to the extent that such change results in more credit being made available to Borrower based upon the Credit Amount, but not otherwise, or the definitions of Maximum Revolver Amount, Term Loan Amount, Additional Term Loan Amount or Delayed Draw Term Loan Amount.
          (i) Schedule 1.1 to the Credit Agreement is hereby amended by adding each of the following defined terms in their appropriate alphabetical order as follows:
          “Moneris” means Moneris Solutions Corporation.
          “Ninth Amendment Effective Date” means February 23, 2011.
          “Yukon” means 43642 Yukon Inc., a Yukon company.
          (j) The definition of “Permitted Liens” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the word “and” immediately at the end of clause (q), (ii) deleting the “.” at the end of clause (r) and inserting, “, and” in lieu thereof, and (iii) inserting a new clause (s) immediately after clause (r) as follows:
     (s) Liens on the Deposit Accounts of Yukon in favor of Moneris to secure obligations owing by Yukon to Moneris in connection with credit card processing services performed by Moneris; provided, (i) that such obligations are incurred by Yukon in the ordinary course of its business and not in connection with the borrowing of money and such Liens only secure amounts not yet due or declared to be due by Moneris and (ii) the amounts on deposit in such Deposit Accounts do not at any time exceed $50,000.
          (k) The defined terms “Base Rate Margin”, “Credit Amount”, “LIBOR Rate Margin”, “Loan Documents”, “Maximum Revolver Amount” and “Permitted Acquisition” set forth in Schedule 1.1 to the Credit Agreement are each hereby amended and restated in their entirety as follows:
     “Base Rate Margin” means, as of any date of determination (commencing on the Ninth Amendment Effective Date with respect to any portion of the outstanding Advances or the Term Loan on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Senior Leverage Ratio calculation delivered to Agent for the end of a fiscal quarter pursuant to Section 5.1 of the Agreement (the “Senior Leverage Ratio Calculation”); provided, however, that for the period from the Ninth Amendment

Effective Date through the date Agent receives the Senior Leverage Ratio Calculation in respect of the testing period ending June 30, 2011, in the event the Senior Leverage Ratio Calculation corresponds to the Base Rate Margin in the row styled “Level I”, the Base Rate Margin shall instead be set at the margin in the row styled “Level II”:

Level	Senior Leverage Ratio Calculation	Base Rate Margin
I	If the Senior Leverage Ratio is less than 1.5:1.0	0.00 percentage points

II	If the Senior Leverage Ratio is greater than or equal to 1.50:1.0 and less than 2.00:1.00	0.25 percentage points

III	If the Senior Leverage Ratio is greater than or equal to 2.00:1.00	0.50 percentage points
Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Senior Leverage Ratio Calculation calculated as of the end of a fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Senior Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the Base Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered, on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Senior Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.
     “Credit Amount” means the lesser of (a)$103,039,062 and (b) the result of (i) 80% times (ii) Borrower’s TTM Recurring Revenue for the most recently completed trailing twelve consecutive month period and evidenced by the report delivered to Agent pursuant to clause (b) of Schedule 5.2 to the Agreement, together with such other supporting information as Agent may reasonably request.

     “LIBOR Rate Margin” means, as of any date of determination (commencing on the first day Borrower exercises the LIBOR Option after the Ninth Amendment Effective Date (such date the “Ninth Amendment LIBOR Option Date”) with respect to any portion of the outstanding Advances or the Term Loan on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Senior Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement for the end of a fiscal quarter (the “Senior Leverage Ratio Calculation”); provided, however, that (i) at any time prior to Ninth Amendment LIBOR Option Date, the LIBOR Rate Margin shall be 3.50 percentage points and (ii) at any time during the period commending on the Ninth Amendment LIBOR Option Date through the date Agent receives the Senior Leverage Ratio Calculation in respect of the testing period ending June 30, 2011, in the event the Senior Leverage Ratio Calculation corresponds to the LIBOR Rate Margin in the row styled “Level I”, the LIBOR Rate Margin shall instead be set at the margin in the row styled “Level II”:

Level	Senior Leverage Ratio Calculation	LIBOR Rate Margin
I	If the Senior Leverage Ratio is less than 1.5:1.0	2.75 percentage points

II	If the Senior Leverage Ratio is greater than or equal to 1.50:1.0 and less than 2.00:1.00	3.00 percentage points

III	If the Senior Leverage Ratio is greater than or equal to 2.00:1.00	3.25 percentage points
Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Senior Leverage Ratio Calculation calculated as of the end of a fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Senior Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered, on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Senior Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.
     “Loan Documents” means the Agreement, the Bank Product Agreements, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, any Credit Amount Certificate, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
     “Maximum Revolver Amount” means $37,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
     “Permitted Acquisition” means any Acquisition so long as:
     (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
     (b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (g), (r), (s) and (t) of the definition of Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens,
     (c) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,
     (d) Borrower has provided Agent with due diligence information relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
     (e) Borrower shall have Excess Availability plus Qualified Cash in an amount equal to or greater than $5,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
     (f) the assets being acquired or the Person whose Stock is being acquired (i) did not have EBITDA less than negative One Million Dollars (-$1,000,000) during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition and (ii) is not projected to have negative EBITDA during the 12 consecutive month period immediately following the date of the proposed Acquisition,
     (g) Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,
     (h) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,
     (i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States or Canada,
     (j) the subject assets or Stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, and

     (k) the purchase consideration payable in respect of all Permitted Acquisitions consummated after the Ninth Amendment Effective Date (including Earn-outs and other deferred payment obligations (including Holdbacks)) shall not exceed $80,000,000 in the aggregate; provided that the purchase consideration payable in cash or Cash Equivalents shall not exceed $40,000,000 in the aggregate.
          (l) Clause (r) of the definition of “Permitted Indebtedness” set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
     (r) Earn-outs and Holdbacks payable in cash owing to sellers of assets or Stock to a Loan Party arising in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate maximum liabilities (contingent or otherwise) for all such Earn-Outs and Holdbacks does not exceed $20,000,000 in the aggregate after the Ninth Amendment Effective Date (it being acknowledged and agreed that all Earn-outs and/or Holdbacks payable at the applicable Loan Party’s election in either cash or through the issuance of Stock of the Borrower or any other Loan Party shall be deemed to be payable in cash, and (ii) the maximum liability (contingent or otherwise) for any individual Earn-Out does not exceed 20% of the purchase consideration payable in respect of such Permitted Acquisition,
          (m) Clause (s) of the definition of “Permitted Indebtedness” set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
     (s) Earn-outs and Holdbacks owing to sellers of assets or Stock to a Loan Party arising in connection with the consummation of one or more Permitted Acquisitions so long as any such Earn-out and/or Holdback, as applicable, is payable solely in Stock that is not Prohibited Stock,
          (n) Clause (t) of the definition of “Permitted Indebtedness” set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
          (t) [Intentionally omitted]; and
          (o) Schedule 1.1 to the Credit Agreement is hereby amended to delete the defined terms “Borrowing Base”, “Borrowing Base Certificate” and “Borrowing Base Excess Amount” in their entirety.
          (p) The columns titled “Lender” and “Revolver Commitment” on Schedule C-1 to the Credit Agreement are hereby amended and restated in their entirety as follows:

Lender	Revolver Commitment
Wells Fargo Capital Finance, LLC	$15,000,000
Comerica Bank	$22,000,000
All Lenders	$37,000,000

          (q) The first row of Schedule 5.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Borrower’s fiscal years	(a) an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding detailed discussion and analysis of results from management, and

(b) Compliance Certificate along with, for each fiscal quarter for which the financial covenants set forth in Sections 7(a) and (b) are required to be tested in accordance with the terms of such Sections, the underlying calculations in detail reasonably acceptable to Agent, including the calculations to arrive at EBITDA to the extent applicable.
          (r) Schedule 5.2 to the Credit Agreement is amended and restated in its entirety as set forth on Schedule 5.2 attached hereto.
          (s) Exhibit B-1 to the Credit Agreement is hereby deleted from the Credit Agreement in its entirety.
          3. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
          4. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

          5. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent:
          (a) Agent shall have received a copy of this Amendment executed and delivered by Agent, the Lenders and the Loan Parties (with four (4) original copies of this Amendment to follow within two (2) Business Days after the date hereof);
          (b) Agent shall have received such documents, agreements and instruments as may be reasonably required by Agent in connection with this Amendment, each in form and substance reasonably satisfactory to Agent;
          (c) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment;
          (d) Wells Fargo Capital Finance, LLC, as a Lender and for its own account, shall have received an additional commitment fee in an amount equal to $43,750, which fee shall be fully earned, due and payable on the date hereof, nonrefundable when paid and is in addition to any other fees payable by Borrower under the Credit Agreement or any other Loan Document; and
          (e) Comerica Bank, as a Lender and for its own account, shall have received an additional commitment fee in an amount equal to $91,250, which fee shall be fully earned, due and payable on the date hereof, nonrefundable when paid and is in addition to any other fees payable by Borrower under the Credit Agreement or any other Loan Document.
          6. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders that:
          (a) After giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects on and as of the date of this Amendment (except to the extent any representation or warranty expressly related to an earlier date and except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or dollar thresholds in the text thereof);
          (b) No Default or Event of Default has occurred and is continuing; and
          (c) This Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
          7. Covenant. Within 60 days of the date hereof, Borrower shall deliver to Agent fully executed copies of Control Agreements with respect to each of the Deposit Accounts of Yukon. Any failure to comply with the requirements of this Section 7 within the time period set forth herein shall constitute an immediate Event of Default.

          8. Miscellaneous.
          (a) Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders (including reasonable attorneys fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.
          (b) Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.
          (c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
          9. Release.
          (a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
          (b) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
          (c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

REALPAGE, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	CFO, EVP
Signature Page to Ninth Amendment to Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender
By:	/s/ John Nocita
	Name:	John Nocita
	Title:	Managing Director
Signature Page to Ninth Amendment to Credit Agreement

COMERICA BANK, a Texas Banking Association, as a Lender
By:	/s/ Charles Fell
	Name:	Charles Fell
	Title:	Vice President
Signature Page to Ninth Amendment to Credit Agreement

CONSENT AND REAFFIRMATION
          Each Guarantor hereby (i) acknowledges receipt of a copy of the foregoing Ninth Amendment to Credit Agreement (the “Amendment”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amendment), (ii) consents to Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment (including Sections 3 and 9 thereof); (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever any Loan Document to which it is a party except as expressly set forth therein; and (v) ratifies, affirms, acknowledges and agrees that each of the Loan Documents to which such Guarantor is a party represents the valid, enforceable and collectible obligations of such Guarantor, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other such Loan Document. Each Guarantor hereby agrees that the Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by such Guarantor in all respects. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that neither Agent nor any Lender has any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.
[Signature Page Follows]

OPSTECHNOLOGY, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP

MULTIFAMILY INTERNET VENTURES, LLC, a California limited liability company
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP

STARFIRE MEDIA, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP

REALPAGE INDIA HOLDINGS, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP

A.L. WIZARD, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP
Consent and Reaffirmation to Ninth Amendment to Credit Agreement

PROPERTYWARE, INC., a California corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP

43642 YUKON INC., a Yukon company
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP

eREAL ESTATE INTEGRATION, INC. a California corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP

RP NEWCO LLC, a Delaware limited liability company
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	VP
Consent and Reaffirmation to Ninth Amendment to Credit Agreement

Schedule 5.2
     Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (not later than the 20th day of each month)	(a) a Credit Amount Certificate,

(b) a report summarizing the following (i) Recurring Revenue by recurring revenue type and product for the prior month, and (ii) Recurring Revenue by recurring revenue type and product for the trailing twelve months, and

(c) a detailed report regarding Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which accounts constitute Qualified Cash.

Quarterly (no later than the last day of the month 45 days following the end of each fiscal quarter)	(d) IP Reporting Certificate, including a detailed list of the Required Disclosure Set,

(e) copies of (i) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (ii) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate,

(f) a list of any Material Contracts terminated since the delivery of the previous Compliance Certificate,

(g) a certificate regarding the payment of Earn-outs during the prior fiscal quarter, and

(h) attrition data by recurring revenue type for the prior fiscal quarter and trailing twelve month period consistent with what was previously provided.

At least once per fiscal year,	(i) a list of Borrower’s shareholders and the percentage ownership of Borrower’s Stock owned by each such shareholder.

Promptly after receipt thereof	(j) any notice of redemption received by Borrower from the requisite number of shareholders required to effect a mandatory redemption under Borrower’s Governing Documents,

(k) any notice of default under any Payment Processing Cash Management Agreement received by any Loan Party, and

(l) any demand for payment under a Payment Processing Guaranty received by any Loan Party.
Schedule 5.2 — Page 1

Upon request by Agent	(m) Such other reports, including but not limited to a summary aging of the Borrower’s Accounts, and a summary aging, by vendor, of Borrower’s accounts payable, and any book overdrafts, and as to accrued but unpaid taxes, the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may reasonably request, and

(n) bank statement(s) or screen shot(s) showing the cash balances of the Borrower and its Subsidiaries as of the end of the prior week and an indication of the cash that is Qualified Cash.
Schedule 5.2 — Page 2